UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2011

EZCORP, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19424	74-2540145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)
1901 Capital Parkway, Austin, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
On September 30, 2011, EZCORP, Inc. entered into an advisory services agreement with Madison Park, LLC (“Madison Park”), a business and financial advisory firm wholly-owned by Phillip E. Cohen, the beneficial owner of all of EZCORP’s outstanding Class B Voting Common Stock.
Summary of Terms — The advisory services agreement is effective as of October 1, 2011, and the term of the engagement runs through September 30, 2012. Either party may terminate the agreement at any time on thirty days’ written notice to the other party.
Pursuant to the agreement, Madison Park will provide advisory services related to EZCORP’s business and long term strategic plan, including (a) identifying, evaluating, and negotiating potential acquisitions and strategic alliances, (b) assessing operating and strategic objectives, including new business development, (c) advising on investor relations and relations with investment bankers, securities analysts, and other members of the financial services industry, (d) assisting in international business development and strategic investment opportunities, and (e) analyzing, evaluating, and advising on various financial matters. In exchange for those services, EZCORP will pay Madison Park a retainer fee of $500,000 per month and will reimburse Madison Park for its out-of-pocket expenses incurred in connection with the engagement. EZCORP will indemnify Madison Park (and its officers, directors, employees, and affiliates) from and against all claims, costs, liabilities, and damages related to or arising out of the engagement (except to the extent that any claim, cost, liability, or damage results from the recklessness, willful misconduct, or bad faith of the indemnified party).
A copy of the agreement is filed as Exhibit 10.1.
Board Governance Process — The engagement of Madison Park pursuant to the advisory services agreement was identified and acknowledged by the EZCORP Board of Directors from the outset as a related party transaction. The Board of Directors has adopted a Policy for Review and Evaluation of Related Party Transactions, and under that policy, the Audit Committee (comprised entirely of independent, non-employee directors) is responsible for reviewing, evaluating, approving, or taking other action with respect to related party transactions on behalf of, and with full power and authority of, the Board of Directors. Acting pursuant to that policy, the Audit Committee implemented measures designed to ensure that the advisory services agreement with Madison Park was considered, analyzed, negotiated, and approved objectively. Those measures included the following:
•	The Audit Committee engaged a qualified, independent financial advisory firm for the purpose of evaluating the proposed advisory services agreement relative to comparable market rates for the services contemplated by the agreement, and that firm counseled and advised the committee in the course of its consideration and evaluation of the Madison Park relationship and the proposed terms of the new advisory services agreement.

•	The Audit Committee sought, received, and relied upon an opinion from that independent financial advisory firm to the effect that the consideration to be paid to Madison Park pursuant to the advisory services agreement is fair to EZCORP from a financial point of view.
With those measures, the Audit Committee evaluated and considered a number of factors, including EZCORP’s need for the services to be provided under the advisory services agreement; the unique character of EZCORP’s business; the unique capabilities and expertise of Madison Park and its principal, Mr. Cohen, to provide the needed services; the amount of the proposed annual retainer fee in relation to comparable related party and other publicly disclosed advisory engagements and in relation to various financial performance measures; and the extent to which EZCORP has benefitted in prior years from the advisory relationship with Madison Park.
After consideration and discussion of those factors, the information and fairness opinion provided by its independent financial advisory firm, and the relationships and the interests of Mr. Cohen, the Audit Committee concluded that the advisory services agreement was fair to, and in the best interests of, EZCORP and its stockholders and, on that basis, approved the engagement of Madison Park pursuant to the advisory services agreement.
Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b)	On October 5, 2011, Richard D. Sage, a director, notified EZCORP, Inc. that he will retire from the Board of Directors effective October 31, 2011. The company previously reported that Mr. Sage had expressed his intention to retire after the end of the most recent fiscal year.

(b)(c)	Daniel M. Chism, formerly Vice President and Chief Accounting Officer, has left the company, effective October 3, 2011. Stephen A. Stamp, Senior Vice President and Chief Financial Officer, has assumed the role of principal accounting officer (in addition to principal financial officer) as of October 4, 2011. Mr. Chism’s departure is not the result of any issue or concern with the company’s accounting, financial reporting or internal control over financial reporting.
Item 8.01 — Other Events
The company’s Board of Directors has realigned its committee assignments, effective October 1, 2011, as follows:
•	Audit Committee — William C. Love (Chair), John Farrell and Thomas C. Roberts.

•	Compensation Committee — Joseph J. Beal (Chair), Pablo Lagos Espinosa and Thomas C. Roberts.
Item 9.01 — Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Advisory Services Agreement, dated as of October 1, 2011, between EZCORP, Inc. and Madison Park, LLC

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.
Date: October 6, 2011	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Advisory Services Agreement, dated as of October 1, 2011, between EZCORP, Inc. and Madison Park, LLC

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